EXHIBIT 99.1
DOLAN MEDIA COMPANY
REPORTS FOURTH QUARTER AND YEAR-END 2007 RESULTS
-	Fourth quarter 2007 total revenues increased 26.9% year-over-year to $40.9 million

-	Net income for fourth quarter 2007 was $3.1 million

-	Fourth quarter adjusted EBITDA increased 59.3% year-over-year to $10.7 million (see “Non-GAAP Financial Measures” below)

-	Company provides financial guidance for first quarter and full-year 2008
MINNEAPOLIS, MINNESOTA — March 27, 2008 — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2007. These financial results are preliminary pending the filing of the company’s Form 10-K with the U.S. Securities and Exchange Commission.
Total revenues for the fourth quarter of 2007 were $40.9 million, an increase of 26.9% from $32.2 million recorded in the same period the previous year. Net income for the fourth quarter of 2007 was $3.1 million, or net income of $0.12 per diluted share on 25.3 million weighted average shares outstanding, compared to a net loss of $3.3 million, or a net loss of $0.36 per diluted share on 9.3 million weighted average shares outstanding, in the fourth quarter of 2006. Net loss for the fourth quarter of 2006 included non-cash interest expense of $5.0 million related to the company’s redeemable preferred stock.
In connection with Dolan Media’s initial public offering, on August 7, 2007, the company converted its Series C preferred stock and redeemed all of its outstanding Series A and Series B preferred stock, including accrued dividends and shares issued upon conversion of the Series C preferred stock. As a result, there are no longer any shares of preferred stock outstanding and therefore, since August 7, 2007 the company has not recorded non-cash interest expense related to its Series A and Series C preferred stock.
Adjusted EBITDA for the fourth quarter of 2007 was $10.7 million, or 26.1% of revenues, an increase of 59.2% from $6.7 million, or 20.8% of revenues, in the same prior-year period. See “Non-GAAP Financial Measures” below for a description of how the company calculates adjusted EBITDA and why the company believes it is an important measure of its performance.
“We are very pleased with what the company accomplished in 2007,” said James P. Dolan, chairman, chief executive officer and president of Dolan Media Company. “Besides our solid financial performance, the highlight of the year was our very successful IPO, which finished 2007 as the fourth-best performing IPO on the New York Stock Exchange.”
“Our 2007 financial performance was impressive especially when measured against other media and business services companies. Revenues for the year increased 36.1% to $152.0 million and adjusted EBITDA rose by 49.8% to $43.1 million. We also achieved strong margin expansion as our adjusted EBITDA and operating income margins increased 260 basis points and 180 basis points, respectively, over our prior year results,” Dolan said. “The company continues to be a solid cash generator, reporting cash flows from operating activities of $27.3 million for the year, compared to $18.3 million in 2006.”
“We are well positioned to benefit from our balanced revenue mix across the Business Information and Professional Services divisions. A little over half of our total revenues are from sources counter-cyclical to the economy,” Dolan continued. “In Professional Services, we realized strong growth in our APC subsidiary with a 107% year-over-year increase in the combined number of mortgage default files processed for our attorney clients in Michigan and Indiana. The Business Information division performed well with a 32.3% year-over-year growth in public notice advertising, primarily driven by the growing mortgage default volume. The Business Information division also grew display and classified advertising revenues, and maintained circulation revenue while the industry saw declines in both revenue lines for the year.”
“We expect 2008 to be another exciting year. Early in 2008, we announced two acquisitions, one in each of our business divisions,” Dolan added. “We remain focused on pursuing the right growth opportunities through organic means as well as acquisitions. We believe our ability to achieve both will continue to build sustainable success and to create shareholder value.”
The company is providing first quarter 2008 and full year 2008 guidance as follows:
For the first quarter of 2008, ending March 31, 2008, the company expects revenues to be in the range of $40.0 million to $41.0 million and expects adjusted EBITDA to be in the range of $11.5 million to $12.0 million.
Based on the businesses the company owns today, it expects 2008 revenues to be in the range of $168.0 million to $178.0 million and adjusted EBITDA to be in the range of $50.0 million to $55.0 million. The company also expects full-year 2008 capital expenditures to be between 3.5% and 4.5% of projected 2008 revenues.
Dolan Media’s total revenues for the twelve months ended December 31, 2007, were $152.0 million, an increase of 36.1% from $111.6 million recorded in the same period in 2006. Net loss for the full year 2007 was $54.0 million, or a net loss of $3.41 per diluted share on 15.9 million weighted average shares outstanding, compared to a net loss of $20.3 million, or a net loss of $2.19 per diluted share on 9.3 million weighted average shares outstanding in the comparable period last year. Net loss for the twelve months ended December 31, 2007, included non-cash interest expense related to the company’s redeemable preferred stock of $66.1 million versus $28.5 million for the same prior-year period, and a minority interest charge of $3.7 million versus $1.9 million for the same prior-year period. Adjusted EBITDA for 2007 was $43.1 million, or 28.4% of revenues. This represented an increase of 49.8% from $28.8 million, or 25.8% of revenues for full year 2006.

Dolan Media ended the year with $1.3 million of cash and cash equivalents, an increase from $0.8 million at the end of 2006. Total senior debt at the end of the year was $61.1 million, a decrease of $18.7 million or 23.5% compared to total senior debt on December 31, 2006. The company maintains a $200.0 million senior secured credit facility composed of a $150.0 million revolving credit facility and a $50.0 million term loan facility. At the end of the fourth quarter, the company had drawn $48.8 million on the term loan facility and $9.0 million on the revolving credit facility.
Fourth Quarter 2007 Discussion
Total revenues for the fourth quarter of 2007 were $40.9 million, an increase of 26.9% from $32.2 million in the same period in 2006. This increase in total revenues consisted of $4.5 million of increased revenues from organic growth within existing businesses, including customer lists, exhibitor lists and other finite-lived intangibles we acquired and integrated into those businesses in 2006; $3.1 million of revenues from the mortgage default processing services operations we acquired in January 2007; and $0.9 million of revenues from Venture Publications, in Jackson, Mississippi, which we acquired in March 2007.
Business Information Division revenues for the three months ended December 31, 2007, represented 56.1% of total revenues compared to 60.1% in the same period in 2006. Professional Services Division revenues increased to 43.9% of total revenues from 39.9% for the same prior-year period.
Total operating expenses for the fourth quarter of 2007 were $34.5 million, or 84.3% of total revenues, an increase of 22.5% from $28.2 million, which was 87.3% of total revenues for the same prior-year period.
Direct operating expenses for the three months ended December 31, 2007, were $13.1 million, an increase of 18.9% from $11.0 million in the same period last year. This increase was largely attributable to increased compensation and employee benefits expenses related to the January 2007 acquisition of the mortgage default processing services business of Feiwell & Hannoy as well as increased costs in both divisions related to increased mortgage foreclosure volumes and share based compensation expense. As a percentage of revenue, direct operating expenses in 2007 decreased more than 200 basis points to 31.9% compared to the same period last year.
Selling, general and administrative expenses were $18.4 million for the three months ended December 31, 2007, an increase of 23.8% from $14.9 million for the same prior-year period. The increase resulted from costs of employee salaries and benefits associated with the mortgage default processing services business of Feiwell & Hannoy, which the company acquired in the first quarter of 2007, and additional increased expenses related to annual bonuses, health insurance costs, share-based compensation expense and other personnel costs.
Operating income for the fourth quarter of 2007 was $8.0 million, or 19.6% of revenues, an increase of 58.4% from $5.1 million, which was 15.7% of revenues in the same period in 2006. Operating income for the three months ended December 31, 2007, and 2006, included equity in earnings of The Detroit Legal News Publishing, LLC of $1.6 million and $1.0 million, respectively.

Business Information Division Results
Dolan Media Company’s Business Information Division produces business journals, court and commercial media and other publications, operates web sites and conducts a broad range of events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States. Business Information Division revenues for the fourth quarter of 2007 were $22.9 million, an increase of 18.5% from $19.4 million for the same period in 2006. Growth in the division was driven by a 12.7% year-over-year increase in display and classified advertising revenues and a 41.1% year-over-year increase in public notice advertising revenues. Circulation revenues increased by 2.1% during the fourth quarter compared to the three months ended December 31, 2006. The Business Information Division revenue increase is also partially attributed to the addition of the Mississippi Business Journal, which the company acquired as part of Venture Publications in March 2007.
Direct operating expenses for the Business Information Division for the fourth quarter of 2007 increased 3.7% to $7.2 million from $7.0 million for the same prior-year period. The growth primarily resulted from increased operating costs due to the March 2007 acquisition of Venture Publications. Selling, general and administrative expenses for the division increased 3.8% to $9.8 million from $9.4 million due to increased overall wage costs, and expenses from various marketing promotions as well as increased operating costs in connection with the Venture Publications acquisition. Total Business Information Division operating expenses as a percentage of division revenues decreased to 79.2% in the fourth quarter of 2007 versus 90.4% in the same period in 2006.
Professional Services Division Results
The company’s Professional Services Division provides specialized services to the legal profession through its American Processing Company, LLC (APC) and Counsel Press, LLC (Counsel Press) units. APC is a leading provider of mortgage default processing services to law firms in the United States and Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the fourth quarter of 2007 were $18.0 million, an increase of 39.5% from $12.9 million for the same year period in 2006. Growth in the Professional Services Division was driven by a 50.0% increase in mortgage default processing services revenues and an 11.8% increase in appellate services revenues. The revenue increases are due to the addition of the mortgage default processing services business of Feiwell & Hannoy that the company acquired in January 2007, and the increased number of mortgage default case files serviced by APC for clients of Trott & Trott in Michigan. During the fourth quarter of 2007 APC serviced approximately 34,700 case files for its law firm clients, an increase of 49.6% from the 23,200 case files serviced for the same period in 2006.
Direct operating expenses attributable to the Professional Services Division increased 45.7% to $5.8 million in the fourth quarter of 2007 from $4.0 million for the same year period in 2006. This was due primarily to expenses related to the mortgage default processing services business of Feiwell & Hannoy that the company acquired in the first quarter of 2007, and to increased personnel costs at APC associated with the increased volume of files processed. These expenses also accounted for an increase in selling, general and administrative expenses of 28.4% to

$5.5 million in the fourth quarter of 2007 from $4.3 million in the same quarter in 2006. Total Professional Services expenses as a percentage of division revenues decreased slightly to 72.4% for the three months ended December 31, 2007, from 72.9% for the prior-year period.
In December, the company increased its stake in APC by acquiring an additional 11.3% membership interest. The membership interest was purchased from our law firm partners Trott & Trott and Feiwell & Hannoy, which after the transaction retained membership interests of 9.1% and 2.3%, respectively. As a result of this transaction, the company’s total membership interest increased to 88.7% of APC. Subsequently, with the February acquisition of the mortgage default processing assets of Wilford & Geske, APC made a capital call in which Feiwell & Hannoy declined to participate. The company contributed Feiwell & Hannoy’s share of the capital call and as a result, the company’s membership interest in APC increased further to 88.9%.

Non-GAAP Financial Measures
The company provides “adjusted EBITDA,” which is a non-GAAP financial measure. (EBITDA is earnings before interest, taxes, depreciation, and amortization. GAAP is generally accepted accounting principles). The adjusted EBITDA measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense; and

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.
The company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps the company evaluate and compare its performance on a consistent basis for different periods of time. The company believes this non-GAAP measure, as it has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its series C preferred stock (which has no impact on its financial performance for periods after August 7, 2007, the date the company consummated its initial public offering, due to the redemption or conversion of all of its outstanding shares of preferred stock), as well as the impact of the company’s net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the company has completed since its inception. Similarly, adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options that the company has granted. The company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains assumptions over which the company’s management has no control, such as share price and volatility.
The company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the company believes this adjustment provides more timely and relevant information with respect to its financial performance. The company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The company instead includes the amount of actual cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of the company’s performance and ongoing obligations.
The company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with the company’s GAAP financial information. The company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. The company also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and uses adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of the company’s net loss to adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	$3,125	$(3,333)	$(54,034)	$(20,309)
Non-cash interest expense related to redeemable preferred stock	—	4,985	66,132	28,455
Interest expense, net	1,903	1,565	8,521	6,433
Income tax expense	2,099	982	7,863	4,974
Amortization of intangibles	1,941	1,555	7,526	5,156
Depreciation expense	1,021	714	3,872	2,442
Amortization of DLNP intangible	377	347	1,459	1,503
Non-cash compensation expense	406	52	970	52
Minority interest in net income of subsidiary	887	675	3,685	1,913
Cash distributions to minority interest	(1,072)	(828)	(2,886)	(1,843)

Adjusted EBITDA	$10,687	$6,714	$43,108	$28,776

Conference Call
Dolan Media Company will host a conference call today, March 27, 2008, at 3:30 p.m. Central Daylight Time (4:30 p.m. Eastern Daylight Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of the company’s web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. The webcast also will be archived online approximately one hour after the completion of the conference call and will be available at the investor relations section of the company’s web site for a period of 21 days.
Safe Harbor Statement
In addition to historical information, this release contains forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “anticipates,” “estimates,” “continue,” “plans,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; a decrease in paid subscriptions to our print publications, which occurred between December 2006 and 2007, primarily due to the termination of discounted subscription programs, could adversely affect our circulation revenues to the extent we are not able to continue increasing our subscription rates and our advertising and display revenues to the extent advertisers begin placing fewer advertisements with us due to decreased readership; we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a short period of time; APC’s business revenues are very concentrated, as APC currently provides mortgage default processing services to only three customers, and if the number of case files referred to APC by our three law firm customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of APC’s three law firm customers are employed by APC, and the key attorneys of Trott & Trott and Feiwell & Hannoy hold an indirect equity interest in APC and therefore may, in certain circumstances, have interests that differ from or conflict with our interests; increased regulation of subprime loans and the mortgage foreclosure processes, changes to lender practices, including voluntary loan restructuring programs, and other policies adopted by government, regulatory agencies or others over whom we have no control, may negatively impact APC’s business; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment in The Detroit Legal News Publishing, LLC; we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief financial officer; Mark W.C. Stodder, our executive vice president Business

Information; and David A. Trott, president, APC; and growing our business may place a strain on our management and internal systems, processes and controls. Please see “Risk Factors” contained in our final prospectus relating to our initial public offering filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, and available at the SEC’s web site at www.sec.gov, for a description of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as require by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,346	$786
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,283, and $1,014 as of December 31, 2007 and 2006, respectively)	20,689	15,679
Prepaid expenses and other current assets	2,649	2,187
Deferred income taxes	259	152

Total current assets	24,943	18,804
Investments	18,479	18,065
Property and equipment, net	13,066	8,230
Finite-life intangible assets, net	88,946	65,881
Goodwill	79,044	72,690
Other assets	1,889	2,449

Total assets	$226,367	$186,119

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long-term debt	$4,749	$7,031
Accounts payable	6,068	4,438
Accrued compensation	4,677	3,526
Accrued liabilities	2,922	1,448
Due to sellers of acquired businesses	600	600
Deferred revenue	11,387	10,752

Total current liabilities	30,403	27,795
Long-term debt, less current portion	56,301	72,760
Deferred income taxes	4,393	4,034
Deferred revenue and other liabilities	3,890	1,829
Series C mandatorily redeemable, convertible, participating preferred stock, $0.001 par value; authorized: 0 and 40,000 shares as of December 31, 2007 and 2006, respectively; outstanding: 0 and 38,132 shares as of December 31, 2007 and 2006, respectively	—	73,292
Series B mandatorily redeemable, nonconvertible preferred stock, $0.001 par value; authorized: 0 and 40,000 shares as of December 31, 2007 and 2006, respectively; no shares outstanding	—	—
Series A mandatorily redeemable, nonconvertible preferred stock, $.001 par value; authorized: 0 and 550,000 shares as of December 31, 2007 and 2006, respectively; outstanding: 0 and 287,000 shares as of December 31, 2007 and 2006, respectively	—	35,037

Total liabilities	94,987	214,747

Minority interest in consolidated subsidiary (redemption value of $14,118 as pf December 31, 2007)	2,204	247

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value; authorized: 70,000,000 shares as of December 31, 2007, 2,000,000 shares as of December 31, 2006; issued and outstanding: 25,088,718 shares as of December 31, 2007 and 9,324,000 shares as of December 31, 2006 *	25	1
Additional paid-in capital	212,364	303
Accumulated deficit	(83,213)	(29,179)

Total stockholders’ equity (deficit)	129,176	(28,875)

Total liabilities and stockholders’ equity (deficit)	$226,367	$186,119

*	Adjusted to reflect a 9 for 1 stock split on August 7, 2007.

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues
Business Information	$22,944	$19,367	$84,974	$73,831
Professional Services	17,971	12,878	67,015	37,812

Total revenues	40,915	32,245	151,989	111,643

Operating expenses
Direct operating: Business Information	7,248	6,991	28,388	26,604
Direct operating: Professional Services	5,819	3,995	21,556	11,794
Selling, general and administrative	18,443	14,894	63,886	46,715
Amortization	1,941	1,555	7,526	5,156
Depreciation	1,021	714	3,872	2,442

Total operating expenses	34,472	28,149	125,228	92,711
Equity in earnings of The Detroit Legal News Publishing, LLC	1,558	954	5,414	2,736

Operating income	8,001	5,050	32,175	21,668
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	—	(4,985)	(66,132)	(28,455)
Interest expense, net	(1,903)	(1,565)	(8,521)	(6,433)
Other expense	13	(176)	(8)	(202)

Total non-operating expense	(1,890)	(6,726)	(74,661)	(35,090)

Income (loss) from operations before income taxes and minority interest	6,111	(1,676)	(42,486)	(13,422)
Income tax expense	(2,099)	(982)	(7,863)	(4,974)
Minority interest in net income of subsidiary	(887)	(675)	(3,685)	(1,913)

Net (loss) income	$3,125	$(3,333)	$(54,034)	$(20,309)

Net income (loss) per share:
Basic	$0.13	$(0.36)	$(3.41)	$(2.19)
Diluted	$0.12	$(0.36)	$(3.41)	$(2.19)
Weighted average shares outstanding:
Basic	24,935,642	9,324,000	15,868,033	9,253,972
Diluted	25,260,119	9,324,000	15,868,033	9,253,972

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2007	2006
Cash flows from operating activities
Net loss	$(54,034)	$(20,309)
Distributions received from The Detroit Legal News Publishing, LLC	5,600	3,500
Minority interest distributions paid	(2,886)	(1,843)
Non-cash operating activities:
Amortization	7,526	5,156
Depreciation	3,872	2,442
Equity in earnings of The Detroit Legal News Publishing, LLC	(5,414)	(2,736)
Minority interest	3,685	1,913
Stock-based compensation expense	970	52
Deferred income taxes	252	844
Change in value of interest rate swap and accretion of interest on note payable	1,608	187
Non-cash interest related to redeemable preferred stock	66,611	28,589
Amortization of debt issuance costs	744	652
Changes in operating assets and liabilities, net of effects of business acquisitions and discontinued operations:
Accounts receivable	(5,010)	(2,089)
Prepaid expenses and other current assets	(857)	(167)
Other assets	(664)	(194)
Accounts payable and accrued liabilities	5,669	2,165
Deferred revenue	(413)	145

Net cash provided by operating activities	27,259	18,307

Cash flows from investing activities
Acquisitions and investments	(32,977)	(53,461)
Capital expenditures	(7,281)	(2,430)
Proceeds on note receivable from sale of discounted operations	—	40
Other	130	—

Net cash used in investing activities	(40,128)	(55,851)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	9,000	(13,500)
Proceeds from borrowings on senior term notes	10,000	56,350
Proceeds from initial public offering, net of underwriting discounts	141,593	—
Payments on senior long-term debt	(41,000)	(6,000)
Redemption of preferred stock	(101,089)	—
Payments of offering costs	(4,117)	—
Payments of deferred financing costs	(929)	(784)
Other	(29)	(84)

Net cash provided by financing activities	13,429	35,982

Net increase (decrease) in cash and cash equivalents	560	(1,562)
Cash and cash equivalents at beginning of year	786	2,348

Cash and cash equivalents at end of year	$1,346	$786